EXHIBIT 99.1

Press Release

EXPECTED OFFERING OF DEBT SECURITIES

BY DOLLARAMA GROUP HOLDINGS L.P. AND DOLLARAMA GROUP HOLDINGS CORPORATION

MONTREAL, QUEBEC — December 11, 2006 — Dollarama Group L.P. (“Dollarama”) today announced that its new indirect parent company, Dollarama Group Holdings, L.P., and its parent’s new subsidiary, Dollarama Group Holdings Corporation, expect to commence an offering under Rule 144A and Regulation S of U.S.$200.0 million of Senior Floating Rate Deferred Interest Notes due 2012. The notes will be general unsecured obligations of both Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation (collectively, the “Co-Issuers”).

The net proceeds of the offering will be used to repay in full the amount outstanding under a note issued to Dollarama’s ultimate parent company, Dollarama Capital Corporation, in connection with the formation of the Co-Issuers, as well as to pay related fees and expenses. Dollarama Capital Corporation is expected to use the proceeds it receives to repay certain amounts outstanding under its junior subordinated notes issued on connection with its acquisition of the Dollarama business in November 2004 and to make a distribution on certain of its equity securities. The junior subordinated notes and such equity securities are currently held by affiliates of Bain Capital Partners, LLC. Subject to acceptable market and interest rate conditions, Dollarama anticipates that the Co-Issuers will complete the offering this month.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The Co-Issuers are offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements. Statements in this press release regarding the expected offering of senior floating rate deferred interest notes are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including without limitation statements to the effect that Dollarama Capital Corporation, the Co-Issuers, Dollarama, or their respective management “believes,” “expects,” “anticipates,” “plans,” “looks forward” and similar expressions) should be considered forward-looking statements. Any forward-looking statements in these materials are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Neither Dollarama Capital Corporation, the Co-Issuers nor Dollarama undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.